Exhibit 10.1

EXTENDED STAY AMERICA, INC.

EXECUTIVE SEVERANCE PLAN

Adopted June 19, 2014

Extended Stay America, Inc., a Delaware corporation (the “Company”), has adopted this Extended Stay America, Inc. Executive Severance Plan (the “Plan”), for the benefit of certain officers of the Company and its Subsidiaries, on the terms and conditions hereinafter stated.

1. Defined Terms. For purposes of the Plan, the following terms shall have the meanings indicated below:

1.1 “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.

1.2 “Annual Base Salary” means a Participant’s annual base salary at the rate in effect immediately prior to a Qualifying Termination.

1.1 “Blackstone” means Blackstone Real Estate Partners VI L.P. and its Affiliates.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Business” means the business of operating, managing or franchising hotel and lodging properties.

1.4 “Cause” means, with respect to the termination of a Participant by his or her Employer (or by the Company on behalf of any such Employer), such Participant’s (i) refusal or neglect to perform substantially his or her employment-related duties or services, (ii) personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment or services to the Company or its Subsidiaries which does not adversely affect the Company and its Subsidiaries or its reputation or the ability of the Participant to perform his or her employment-related duties or services or to represent the Company or any Subsidiary of the Company that employs such Participant or to which the Participant performs services), (iv) failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its Subsidiaries or (v) material breach of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary.

1.5 “Centerbridge” means Centerbridge Partners, LP and its Affiliates.

1.6 A “Change in Control” shall be deemed to have occurred if:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any Person, immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this Section 1.2, the acquisition of Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” means an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, (iii) any of the Principal Stockholders, or (iv) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(b) The individuals who, as of the effective date of this Plan are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest;

(c) The consummation of:

(i) A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” means a Merger in which:

(A) the stockholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”), or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, (4) any Principal Stockholder or (5) any Person who, immediately prior to the Merger, had Beneficial Ownership of Voting Securities representing more than fifty percent (50%) of the combined voting power of the Company’s then-outstanding Voting Securities, has Beneficial Ownership, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company and, after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

1.7 “COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.8 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.9 “Committee” means the Compensation Committee of the Board.

1.10 “Company” means Extended Stay America, Inc., a Delaware corporation or any successor thereto.

1.11 “Competitor” means any Person directly or indirectly engaged in the Business.

1.12 “Date of Termination” means the date that a Participant’s employment with his or her Employer terminates for all purposes, as reflected in the writing documenting the termination from the party terminating the employment relationship to the other party, in accordance with Section 8 hereof.

1.13 “Eligible Individual” means an active, full-time employee of an Employer in the following corporate titles:

(i) Chief Executive Officer (CEO);

(ii) Executive Vice President (EVP) and above;

(iii) Senior Vice President (SVP); or

(iv) Vice President (VP);

provided, however, that any employee who is a party to an employment agreement with the Company or any of its Affiliates, shall not be an Eligible Individual for so long as such employment agreement is in effect.

1.14 “Employer” means (i) the Company and (ii) any Subsidiary that adopts this Plan as an Employer.

1.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16 “Employment Term” means the entire time period of Participant’s employment with the Company or its Subsidiaries.

1.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.18 “Good Reason” means any of the following, without the Participant’s written consent:

(a) a material diminution in a Participant’s base salary;

(b) a material diminution in a Participant’s authority, duties or responsibilities;

(c) a material change in the geographic location at which the Participant must perform the services;

(d) any other action or inaction that constitutes a material breach by the service recipient of the agreement under which the Participant provides services.

provided, however, that a termination by the Participant for any of the reasons listed in (a) through (e) above shall not constitute termination for Good Reason unless the Participant shall first have delivered to his or her Employer written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than sixty (60) days after the initial occurrence of such event), and the Company or his or her Employer fails to cure such event within thirty (30) days after receipt of this written notice. The Participant’s employment must be terminated for Good Reason within one hundred twenty (120) days after the occurrence of an event of Good Reason. A resignation by the Participant for Good Reason effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2). Good Reason shall not include the Participant’s death or disability.

1.19 “Participant” means one of the Eligible Individuals who has executed a Participation Agreement.

1.20 “Participation Agreement” means the agreement pursuant to which an Eligible Individual agrees to become a Participant in the Plan.

1.21 “Paulson” means Paulson & Co. Inc. and its Affiliates.

1.22 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) of the Exchange Act.

1.23 “Plan” means this Extended Stay America, Inc. Executive Severance Plan, as such plan may be amended from time to time.

1.24 “Plan Termination or Amendment Date” means the later of the first anniversary of the Effective Date or the date that is six (6) months following the date that the Board or the Committee adopts a resolution terminating or amending the Plan (or such later date specified by the Board or the Committee in such resolution); provided, that if such resolution is adopted after the date of a Change in Control or after the date the Company enters into a definitive agreement to effect a transaction, the consummation of which would constitute a Change in Control, the Plan Termination or Amendment Date shall be no earlier than the date that is twelve (12) months following the date that the Board or the Committee adopts the resolution.

1.25 “Principal Stockholders” include each of the Blackstone, Centerbridge and Paulson.

1.26 “Qualifying Termination” means the Participant’s termination of employment with his or her Employer either by the Employer without Cause or by the Participant for Good Reason. For the avoidance of doubt, in no event shall a Participant be deemed to have experienced a Qualifying Termination as a result of (a) the Participant’s death or disability, or (b) solely as a result of a Change in Control.

1.27 “Restricted Period” means a period of one year following the Date of Termination of the Participant under circumstances where Participant is entitled to receive Severance Benefits under this Plan.

1.28 “Severance Benefits” shall have the meaning provided in Section 4 hereof.

1.29 “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

1.30 “Target Bonus” means a Participant’s target annual bonus for the year in which the Qualifying Termination occurs.

2. Effectiveness of the Plan. This Plan becomes effective on June 19, 2014.

3. Administration. Subject to Section 14.2 hereof, the Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in the Plan.

4. Qualifying Termination Severance Benefits. Subject to the terms and conditions hereof, upon a Participant’s Qualifying Termination, the Participant shall receive the following benefits (collectively, the “Severance Benefits”):

(i)	a cash payment equal to the sum of (A) the multiple of the Participant’s Annual Base Salary set forth in the table below, and (B) the multiple of the Participant’s Target Bonus set forth in the table below, payable in a single lump sum within sixty (60) days following the Date of Termination;

Level	Base Severance

Chief Executive Officer	1.5 X Annual Base Salary and Target Bonus

Executive Vice President and above	1.0 X Annual Base Salary and Target Bonus

Senior Vice President	1.0 X Annual Base Salary

Vice President	0.5 X Annual Base Salary

(ii)

the Participant shall continue to be eligible to participate in the Company’s or his or her Employer’s, as applicable, group health plans pursuant to COBRA; provided, however, that for twelve (12) months (six (6) months in the case of a Vice President) following the Date of Termination (the “Benefit Continuation

Period”), the Participant shall be responsible only for payment of the portion of the costs associated with such continuation group health coverage equal to the cost paid by an active employee for similar coverage under the applicable plans or programs, and the Employer shall pay the balance of the cost for the Benefit Continuation Period; provided, further, that the Company may modify its obligation under this Section 4(ii) to the extent reasonably necessary to avoid any penalty or excise taxes imposed on the Company under the Patient Protection and Affordable Care Act of 2010, as amended, in connection with the continued payment of premiums by the Company during the Benefit Continuation Period; provided, further, that (A) if the Participant becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Participant’s spouse), the Employer’s obligation under this Section 4(ii) shall cease; (B) the Benefit Continuation Period shall only run for the period during which the Participant is eligible to elect continuation group health coverage under COBRA and timely elects such coverage; and (C) nothing herein shall prevent the Company or any Employer from amending, changing, or canceling any group medical, dental, vision and/or prescription drug plans during the Benefit Continuation Period; and

(iii)	payment for executive outplacement services provided by a firm to be determined by the Company in its sole discretion for a period of six (6) months following the Date of Termination.

Notwithstanding the foregoing, subject to Section 7 below, the Employer shall be obligated to provide the Severance Benefits only if (A) within sixty (60) days after the Date of Termination the Participant shall have executed a separation and release of claims substantially in the form attached hereto as Exhibit A (the “Release Agreement”), (B) the revocation period specified in the Release Agreement shall have expired prior to the end of such sixty (60) day period without the Release Agreement having been revoked and (C) the Participant fully complies with the obligations set forth in Section 6 hereof. If the Participant fails to execute and deliver the Release Agreement within the sixty (60) day period following his or her Termination Date, or the Release Agreement is revoked prior to the end of such period, the Participant’s right to all of the Severance Benefits shall be forfeited.

If any Severance Benefit under Section 4(i) to which a Participant has become entitled pursuant to this Section 4 constitutes non-exempt deferred compensation that is subject to Section 409A of the Code, then, subject to Section 7.3 below, such Severance Benefits under Section 4(i) shall commence to be paid following the end of the sixty (60) day period following the Participant’s Date of Termination. Any portion of the Severance Benefit under Section 4(i) that would, but for the preceding sentence, have been payable during sixty (60) day period following the Participant’s Date of Termination shall be accumulated and paid with the first payment after the 60th day following the Date of Termination. If such payment or benefit is exempt from Section 409A of the Code, the Employer may elect to make or commence payment at any time during such 60-day period.

5. Non-Qualifying Termination. If a Participant’s status as an employee is terminated for any reason other than due to a Qualifying Termination, the Participant shall not be entitled to receive the Severance Benefits, and the Participant’s Employer shall not have any obligation to the Participant under this Plan.

6. Covenants. By his or her execution and delivery of a Participation Agreement to the Company and his or her Employer if not the Company, each Participant will agree to and acknowledge the covenants set forth in Sections 6.1, 6.2, 6.3 and 6.4 below.

6.1 Non-Competition; Non-Solicitation.

(a) Each Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Subsidiaries and Affiliates, and by his or her execution and delivery to the Company of a Participation Agreement, accordingly agrees as follows:

(i) During the Employment Term and subsequent Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly solicit or assist in soliciting away from the Company the business of any then current or prospective client or customer with whom the Participant (or his or her direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding the Date of Termination.

(ii) During the Restricted Period, the Participant will not directly or indirectly:

(A) enter the employ of, or render any services to, a Competitor, provided that this restriction shall not prevent Participants from working for or performing services on behalf of a Competitor if such Competitor is also engaged in other lines of business and if Participant’s employment or services are restricted to such other lines of business, and will not be providing support, advice, instruction, direction or other guidance to lines of business that constitute the Competitor;

(B) acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(C) intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the Company or any Subsidiary, and any of their respective clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Section 6, the Participant may, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(iv) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person or entity, directly or indirectly:

(A) solicit or encourage any employee of the Company or any Subsidiary to leave the employment of the Company or Subsidiary; or

(B) hire any employee who was employed by the Company or any Subsidiary as of the Date of Termination or who left the employment of the Company or Subsidiary coincident with, or within one year prior to or after, the Date of Termination, provided that this prohibition does not apply to any Company or Subsidiary employee who is hired away from the Company or any Subsidiary as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by Participant.

(v) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any material consultant of the Company or any Subsidiary to cease working with the Company or Subsidiary.

(b) It is expressly understood and agreed that, although the Participant and the Company consider the restrictions contained in this Section 6 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Section 6 is an unenforceable restriction against the Participant, the provisions of this Section 6 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Section 6 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d) The Company reserves the right to waive the enforcement of or limit the scope of the non-competition or non-solicitation provisions of this Plan as to an individual Participant as it deems appropriate in its sole discretion on a case-by-case basis.

6.2 Confidentiality.

(a) The Participant will not at any time (whether during or after the Participant’s employment with his or her Employer) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of the Participant’s duties under the Participant’s employment and pursuant to customary industry practice), any confidential information and/or proprietary information about the Company, any Subsidiary or Affiliate and/or their respective clients, including, but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, forecasts, computer software programs, agreements and/or contracts between the Company or any Subsidiary or Affiliate and their respective clients, client contracts, prospective contracts, creative policies and ideas, public relations and public affairs campaigns, media materials, budgets, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, marketing and business strategies and financial or business projects, and information about or received from clients and other companies with which the Company or Subsidiary or Affiliate does business (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (ii) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge; or (iii) required by law to be disclosed; provided that with respect to subsection (iii) the Participant shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c) Upon termination of the Participant’s employment with his or her Employer for any reason, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not the property of the Company or any Subsidiary or Affiliate) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

6.3 Non-Disparagement. As a condition to the receipt of the Qualifying Termination Severance Benefits, Executive agrees that Executive shall not defame, disparage, make negative statements about or act in any manner that is intended to or does damage the goodwill, business or personal reputations of any of the Company and its Affiliates, and their respective shareholders, members, partners, officers, directors, managers and employees.

6.4 Remedies. The Participant agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Participant therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Participant and/or any and all Persons acting for and/or with the Participant, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Participant. The Participant and the Company further agree that the provisions of the covenants contained in this Section 6 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Participant’s access to Confidential Information and his or her material participation in the operation of such businesses. In the event the Company institutes a legal proceeding against the Participant for enforcement of its rights under the Plan, and the Participant prevails by successfully defending substantially all of the claims, the Participant will be entitled to reimbursement of reasonable attorneys’ fees and costs associated with defending the action.

7. Section 409A.

7.1 General. The Company intends that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code (recognizing that, if the Plan is not exempt from or compliant with the requirements of Section 409A, non-compliant payments to Participants would be subject to significant tax penalties, which would be borne by the Participant). The Plan shall be construed in a manner that affects the Company’s intent to be exempt from or comply with Section 409A. Nevertheless, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company nor its respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan. Notwithstanding anything in the Plan to the contrary, the Committee may amend the Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of remaining exempt from or complying with the requirements of Section 409A of the Code and the administrative regulations and rulings promulgated thereunder.

7.2 Definitional Restrictions. Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under the Plan by reason of the occurrence of the Participant’s Qualifying Termination, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon a

Qualifying Termination that is not a “separation of service”. If this Section 7.2 prevents the payment or distribution of any Non-Exempt Deferred Compensation upon a Participant’s Qualifying Termination, such payment or distribution shall be made on the date, if any, on which the Participant shall have a “separation from service,” or such later date as may be required by Section 7.3 below.

7.3 Six-Month Delay in Certain Circumstances. In the event that, notwithstanding the clear language of the Plan and the intent of the Company, any amount or benefit under this Plan constitutes Non-Exempt Deferred Compensation and is payable or distributable by reason of a Participant’s separation from service during a period in which the Participant qualifies as a “Specified Employee” under 409A, then, subject to any permissible acceleration of payment under 409A:

(a) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service under the terms of this Plan will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and

(b) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

8. Termination Procedures. Any purported termination of a Participant’s employment shall be documented in a writing appropriate to the nature of the termination from the party terminating the employment relationship to the other party:

(a) In the case of termination by the Participant’s Employer with Cause, the Employer shall provide Participant with a written notice identifying (i) in reasonable detail the facts and circumstances giving rise to the determination that Cause exists, and (ii) the effective date of the termination of employment;

(b) In the case of a termination by the Participant for Good Reason, the Participant shall provide his or her Employer with a written notice (the “Notice of Good Reason”) stating (i) in reasonable detail the facts and circumstances giving rise to the determination that Good Reason exists, and (ii) the effective date of the termination of employment absent cure, as provided below;

(c) In the case of all other terminations of employment, a document establishing the effective date of the termination of employment, in each case, subject to any other contractual obligations that may exist between the Employer and the Participant. Under circumstances where the Participant will be eligible for payment and benefits under the terms of the Plan (i.e., a termination by the Employer without Cause), the document will confirm Participant’s eligibility for these payments and benefits and summarize Participant’s entitlements post-termination.

9. No Mitigation. No Participant shall be required to seek other employment or to attempt in any way to reduce or mitigate any benefits payable under this Plan and the amount of any such benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of service.

10.	Successors.

10.1 Company Successors. This Plan shall inure to the benefit of and shall be binding upon the Company and each Employer and their respective successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s or any other Employer’s business and/or assets shall assume and agree to perform the obligations of the Company or such Employer, as applicable, under this Plan.

10.2 Participant Successors. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant shall die while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant’s estate.

11. Notices. Unless otherwise provided herein, any notices or other communication given or made pursuant to this Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company

or an Employer:	11525 N. Community House Road, Suite 100 Charlotte, North Carolina 28277 Facsimile: 980.335.3233 Attn: Ross W. McCanless

If to the Participant, at the most recent address, facsimile number or email contained in the Company’s records.

12. Claims Procedure.

12.1 A Participant may file with the General Counsel or Executive Vice President, Human Resources of the Company in accordance with Section 11 above, a written claim for benefits under the Plan. The General Counsel and the Executive Vice President, Human Resources shall jointly review all such claims for benefits received and determine whether to accept or deny the claim. Within a reasonable time not to exceed ninety (90) days after receipt of the claim, unless special circumstances require an extension of time of not more than an additional ninety (90) days (in which event a Participant will be notified of the delay during the first ninety (90) day period), the General Counsel and the Executive Vice President, Human Resources shall provide notice in writing to any Participant whose claim for benefits shall have been denied, delivered in accordance with Section 11 above, setting forth the following in a manner calculated to be understood by the Participant: (a) the specific reason or reasons for the denial; (b) specific reference to the provision or provisions of the Plan on which the denial is based; (c) a description of any additional material or information required to perfect the claim, and an explanation of why such material or information is necessary; (d) information as to the steps to be taken in order that the denial of the claim may be reviewed which shall include a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA.

12.2 A Participant whose claim for benefits shall have been denied in whole or in part may, within sixty (60) days after the receipt of the denial of the claim (unless the notice of denial grants a longer period within which to respond), appeal such denial to the Company. The Company shall provide a full and fair review of the appeal, taking in account all comments, document, records and other information submitted by the Participant relating to the claim (even if such information was not submitted or considered in the initial claim), and the Participant shall be afforded the opportunity to submit written comments, documents, records, and other information related to the claim. The Participant may also, upon request and free of charge, at this time to review documents pertinent to his or her claim and may submit written issues and comments.

12.3 The Company shall notify a Participant of its decision within sixty (60) days after an appeal is received, unless special circumstances require an extension of time of not more than an additional sixty (60) days (in which event a Participant will be notified of the delay during the first sixty (60) day period). Such decision shall be given in writing in accordance with Section 11 above in a manner calculated to be understood by the Participant and shall include the following: (a) specific reasons for the decision; (b) specific reference to the provision or provisions of the Plan on which the decision is based; (c) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim; (d) a statement describing any voluntary appeal procedures offered by the Plan and the Participant’s right to obtain the information about such procedures; and (e) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA.

13. Code Section 280G.

13.1 Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company or an Employer to or for the benefit of the Participant (whether payable or distributable pursuant to the terms of this Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then prior to the making of any of the Payments to the Participant, a calculation shall be made comparing (i) the net after-tax benefit to the Participant of the Payments after payment of the Excise Tax, to (ii) the net after-tax benefit to the Participant if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined in accordance with Section 13.2. For purposes of this Section 13, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 13, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

13.2 All determinations required to be made under this Section 13, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm.

13.3 In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 13 shall be of no further force or effect.

14. Miscellaneous.

14.1 No Right to Continued Service. Nothing contained in this Plan shall (i) confer upon any Participant any right to continue as an employee of the Company or any Subsidiary, (ii) constitute any contract of employment or agreement to continue employment for any particular period, or (iii) interfere in any way with the right of the Company or any Subsidiary to terminate a service relationship with any Participant, with or without Cause.

14.2 Termination and Amendment of Plan.

(a) The Board and the Committee believe that an executive severance plan is vital to attract and retain the talent necessary for the Company’s long-term success. The Board and the Committee regard the Plan as a key recruitment and retention tool that is critical to securing and maintaining the employment and focus of the Company’s executives.

(b) The Board or the Committee may, in its sole discretion, terminate or amend this Plan by resolution at any time; provided that, except for a termination or amendment of the Plan occurring on the Plan Termination or Amendment Date, no Plan termination or amendment shall adversely affect the rights of an individual who is an

Eligible Individual as of the date immediately preceding the effective date of any such Plan termination or amendment without such Participant’s written consent. Furthermore, no Plan termination or amendment occurring after a Participant’s Qualifying Termination shall adversely affect the rights or entitlements of that Participant.

(c) Unless earlier terminated or amended as provided herein, the Plan shall continue in effect until the Plan Termination or Amendment Date. The termination of the Plan on the Plan Termination or Amendment Date shall not affect the rights of the Company or any Participant who was subject to a Qualifying Termination prior to the Plan Termination or Amendment Date, which rights shall continue to be governed by the applicable terms and conditions of the Plan.

(d) Notwithstanding anything in the Plan to the contrary, the Committee may amend the Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By participating in this Plan, a Participant agrees to any amendment made pursuant to this Section 14.2(d) without further consideration or action.

14.3 Withholding. A Participant’s Employer shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any benefits payable under this Plan.

14.4 Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

14.5 Applicable Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Delaware without reference to the conflict of laws provisions thereof, to the extent not preempted by federal law, which shall otherwise control.

14.6 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

14.7 Captions. The captions contained in this Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

14.8 Expenses. The expenses of administering the Plan shall be borne by the Company.

14.9 Unfunded Plan. The Plan is intended to be an “unfunded” plan for severance benefits. Nothing contained in the Plan shall give the Participant any rights that are greater than those of a general unsecured creditor of the Company or any Employer.

14.10 Non-Duplication of Benefits. Notwithstanding anything to the contrary herein, any Participant that is or may become entitled to cash separation payments or benefits under any employment, consulting or severance agreement or other plan, program or arrangement of the Company or any Subsidiary, shall not be entitled to benefits under this Plan.

***

The foregoing is hereby acknowledged as being the Extended Stay America, Inc. Executive Severance Plan as adopted by the Committee on June 19, 2014.

EXTENDED STAY AMERICA, INC.

By:	/s/ Ross W. McCanless
	Name:	Ross W. McCanless
	Title:	Chief Legal Officer and General Counsel

GENERAL RELEASE

[                    ] (“Participant”) and Extended Stay America, Inc. (the “Company”), for and in consideration of the payments and benefits that Participant shall receive under the Extended Stay America, Inc. Executive Severance Plan (the “Plan”), and in consideration of the mutual consideration contained in the Plan and acknowledged by the Participant in the Participation Agreement, Participant and the Company hereby execute the following General Release (“Release”) and agree as follows (capitalized terms not defined below shall have the meaning set forth in the Plan):

1. Participant, on behalf of Participant, Participant’s agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Participant does hereby fully and completely forever release each of the Company and those parties for which Participant has provided services in connection with his or her employment by the Company, including without limitation, their respective Affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, executives, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Participant or Participant’s heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties or any of them, in law, admiralty or equity, whether known or unknown to Participant, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Participant, including, without limitation, in connection with or in relationship to Participant’s employment or other service relationship with the Company or its respective Affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective Affiliates (such released claims are collectively referred to herein as the “Released Claims”).

2. The Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule, regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief. The Released Claims shall not include any claims (i) to entitlements under the Plan, (ii) for indemnification, advancement of expenses and other right to benefit from the exculpatory provisions pursuant under the organizational documents of the Company, (iii) any right to accrued salary or vacation, or entitlements under any employee benefit plan maintained by the Company.

3. This means that, by signing this Release, the Participant shall have waived any right which the Participant may have had to bring a lawsuit or make any claim against the Released Parties based on the Released Claims. If any government agency brings any claim or conducts any investigation against the Company, nothing in this Release forbids Participant from cooperating in such proceedings, but by this Release, Participant waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

4. Participant agrees to make himself or herself reasonably available to the Company in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which Participant was involved during the period in which Participant was an officer of the Company, and to provide information to the Company, and otherwise cooperate with the Company in the investigation, defense or prosecution of such actions.

5. Participant represents that he or she has read carefully and fully understands the terms of this Release, and that Participant has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. Participant acknowledges that he or she is executing this Release voluntarily and knowingly and that he or she has not relied on any representations, promises or agreements of any kind made to Participant in connection with Participant’s decision to accept the terms of this Release, other than those set forth in this Release.

6. Participant acknowledges that Participant has been given at least twenty-one (21) days to consider whether Participant wants to sign this Release and that the Age Discrimination in Employment Act gives Participant the right to revoke this Release within seven (7) days after it is signed, and Participant understands that Participant will not receive any payments due him or her under the Plan until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Participant has not revoked this Release. Upon such revocation, this Release and the provisions entitling him or her to future benefits under the Plan shall be null and void and of no further force and effect. To the extent Participant has executed this Release within less than twenty-one (21) days after its delivery to Participant, Participant hereby acknowledges that his or her decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

Participant

Date